Exhibit 4.7

DATED: 17 November 2025

Mr. Lam Ngo Chiu

(as vendor)

and

Skyline Builders (BVI) Holding Limited

(as purchaser)

AGREEMENT

for the sale and purchase of shares in

Kin Chiu Development Company Limited

THIS AGREEMENT is made on the 17th day of November 2025

BETWEEN:

(1)	Mr. Lam Ngo Chiu, an individual with Hong Kong Identity Number [***], residing at [***] (the “Vendor”); and

(2)	SKYLINE BUILDERS (BVI) HOLDING LIMITED, a company incorporated under the laws of the Cayman Islands with limited liability, whose principal office of business is at Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands (the “Purchaser”).

WHEREAS:

(A)	Kin Chiu Development Company Limited (the “Company”) is a company incorporated under Hong Kong law with limited liability and having its registered office at Office A, 15/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon Bay, Hong Kong. As at the date of this Agreement, the Company has 10,000 ordinary shares (the “Shares”) in the issued share capital of the Company and are fully paid or credited as fully paid up.

(B)	As at the date of this Agreement, the Vendor is the registered and beneficial owner of 10,000 Shares, representing 100% of the issued share capital of the Company.

(C)	The Vendor has agreed to sell the Sale Shares (as defined below), and the Purchaser has agreed to purchase the Sale Shares from the Vendor, upon the terms and subject to the conditions set out below.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise, the following words and expressions shall have the following meanings:

“Board”	the Company’s board of Directors as constituted from time to time;

“Business Day”	a day (other than a Saturday, Sunday and public holiday) on which licensed banks in Hong Kong are open for business throughout their normal business hours;

“Company”	has the meaning given to it under Recital (A);

“Completion”	the completion of the sale and purchase of the Sale Shares pursuant to Clause 6;

“Completion Date”	the completion date referred to in Clause 6.1, but in any event not later than the Long Stop Date;

“Confidential Information”	has the meaning given to it under Clause 8.1;

“Consideration”	the consideration for Sale as specified in Clause 3.1;

“Encumbrances”	all claims, charges, mortgages, pledges, agreements, liens, options, equities, power of sale, hypothecation or other third party rights of any nature whatsoever and “Encumbrance” shall be construed accordingly;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Long Stop Date”	31 December 2025 (or such later date as the Parties may agree in writing);

“Parties”	the parties to this Agreement and a “Party” shall be construed accordingly;

“Sale Shares”	10,000 Shares representing 100% of the issued Shares owned by the Vendor as at the date of this Agreement;

“Shares”	has the meaning given to it under Recital (A) and “Share” shall be construed accordingly;

“this Agreement”	this agreement for the sale and purchase of the Sale Shares, as amended or supplemented from time to time;

“Warranties”	the representations, warranties and undertakings given by the Vendor as set out in Clause 7; and

“%”	per cent.

1.2	The headings to the clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3	References herein to “Recitals” and “Clauses” are references to recitals and clauses of this Agreement.

1.4	Words and expressions in the singular include the plural and vice versa.

2.	SALE AND PURCHASE OF THE SALE SHARES

Subject to the fulfilment of the conditions precedent set out in Clause 4.1, the Vendor shall as legal and beneficial owner sell to the Purchaser, and the Purchaser shall relying on the Warranties purchase from the Vendor, the Sale Shares free and clear from all Encumbrances and together with all rights, benefits and entitlements now or hereafter attaching or accruing to the Sale Shares.

3.	CONSIDERATION

3.1	The consideration payable by the Purchaser to the Vendor for the sale and purchase of the Sale Shares shall be ONE HONG KONG DOLLAR (HK$1) (the “Consideration”).

3.2	The Consideration shall be paid by the Purchaser in cleared funds on the Completion Date.

4.	CONDITIONS PRECEDENT

4.1	Completion of the sale and purchase of the Sale Shares is conditional upon (i) there having been no material adverse change as to the financial or trading position or profitability of the Group; and (ii) the Vendor having obtained all necessary internal approvals for the transaction, including but not limited to the approval of the board of directors of the Vendor.

4.2	The Purchaser may waive any of the above conditions precedent in Clause 4.1 by giving notice in writing to the Vendor.

4.3	If any of the conditions precedent in Clause 4.1 shall not have been fulfilled (or waived, where applicable) in all respects prior to the Long Stop Date, this Agreement shall be terminated automatically and of no further effect and all liabilities and obligations of the Parties shall cease and determine provided that such termination shall be without prejudice to any rights or remedies of the Parties hereto which shall have accrued prior to such termination.

5.	DEFAULT

5.1	Should the Vendor fail to complete the sale of the Sale Shares in accordance with the terms and conditions herein contained (other than as a result of the default or fault of the Purchaser), the Purchaser shall, without prejudice to any other rights and remedies which the Purchaser may have in respect of such breach including the right to sue for specific performance, be entitled to rescind this Agreement by notice in writing to the Vendor. Neither this Clause nor exercise by the Purchaser of any right of rescission shall preclude or be deemed to preclude the Purchaser from taking other steps or remedies to enforce the Purchaser’s rights whether hereunder or otherwise or prevent the Purchaser from recovering any damages which it may have suffered.

6.	COMPLETION

6.1	Subject to the provisions of Clause 4, Completion shall take place within seven (7) Business Days after the condition set out in Clause 4.1 have been fulfilled (or waived, where applicable) by the exchange of documents and funds in accordance with Clause 6.2.

6.2	At Completion:

(a)	the Vendor shall deliver to the Purchaser:-

(i)	duly executed instrument of transfer (where applicable) and bought and sold notes for the transfer of the Sale Shares to the Purchaser and/or its nominee(s) and such other documents as may be required to transfer title in the same; and

(ii)	a certified true copy of the minutes of a meeting of the Board approving the transfer of the Sale Shares to the Purchaser and/or its nominee(s); and

(b)	the Vendor shall arrange and/or procure for the issue of share certificate(s) in respect of the Sale Shares in the name of the Purchaser and the delivery of the same to the Purchaser and/or its nominee(s); and

(c)	the Purchaser shall deliver to the Vendor payment for the Consideration.

7.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	The Vendor hereby represents and warrants to the Purchaser that:

(a)	it has full power, authority and capacity under its constitutional documents and applicable law, and all authorisations, approvals, consents and licenses required by it (if any) have been unconditionally obtained and are in full force and effect, to enter into and perform its obligations under this Agreement;

(b)	it is the beneficial owner of the Sale Shares free and clear of any Encumbrance whatsoever; and

(c)	there are no options nor rights entitling any third party to own or affect the legal or beneficial interest of the Vendor in the Sale Shares.

7.2	The Purchaser hereby represents and warrants to the Vendor that it has full power, authority and capacity under its constitutional documents and applicable law, and all authorisations, approvals, consents and licenses required by it (if any) have been unconditionally obtained and are in full force and effect, to permit it to enter into and perform its obligations under this Agreement.

8.	CONFIDENTIALITY

8.1	Each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions of this Agreement, the negotiations relating to this Agreement, the subject matter of this Agreement, or any of the other parties and shall not disclose the same unless:

(a)	the other Party has given prior written approval for the disclosure; or

(b)	the disclosure is required under the law of any relevant jurisdiction, or by any securities exchange or governmental or regulatory body to which such Party or its listed parent company is subject or submits, wherever situated, including (without limitation) the NASDAQ and the U.S. Securities and Exchange Commission; or

(c)	the disclosure is to the professional advisers, auditors and bankers of such Party in connection with their provision of advice or professional services to the Party in connection with this Agreement and they receive the disclosure subject to like obligations of confidentiality; or

(d)	the information has come into the public domain through no fault of such Party.

8.2	The restrictions contained in this Clause 8 shall continue to apply after the determination of this Agreement.

9.	COSTS

9.1	Each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

9.2	All stamp duty payable in respect of the transfer of the Sale Shares shall be borne by the Vendor and the Purchaser in equal shares.

10.	NOTICES

10.1	A notice under or in connection with this Agreement (the “Notice”):

(a)	shall be in writing;

(b)	shall be in the English language; and

(c)	may be delivered personally or sent by courier or by fax to the party due to receive the Notice to the address or addresses specified in clause 10.2 or to another address, person or fax number specified by that Party by written notice to the other Party received before the Notice was despatched.

10.2	The addresses referred to in Clause 10.1 (c) are:

(a)	in the case of the Vendor:-

Address	:	[***]
Mr. Lam Ngo Chiu
Attention	:

(b)	in the case of the Purchaser:-.

Address	:	Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands
Mr. Lam Ngo Chiu
Attention	:

10.3	A Notice is deemed given:-

(a)	if delivered personally, on delivery at the address referred to in Clause 10.2; and

(b)	if sent by courier, three (3) Business Days after posting it.

11.	MISCELLANEOUS

11.1	No provisions hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the Parties.

11.2	This Agreement sets out the entire agreement between the parties hereto and supersedes any other commitments, agreements, warranties or understandings, written or verbal, that the parties hereto may have had with respect to the subject matter of this Agreement.

11.3	Time shall be of the essence of this Agreement.

11.4	If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

11.5	This Agreement shall be binding on and enure for the benefit of the successors of each of the Parties hereto and shall not be assignable.

11.6	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute but one and the same instrument.

11.7	A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any terms of this Agreement. Consent of any person who is not a party is not required to rescind or vary any provisions of this Agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement and all non-contractual or other matters or obligations arising out of or in connection with it is governed by, and shall be construed in accordance with, laws of Hong Kong.

12.2	Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

12.3	The law of this arbitration clause shall be Hong Kong law.

The Purchaser

SIGNED by Mr. Lam Ngo Chiu	)	/s/ Lam Ngo Chiu
for and on behalf of	)
Skyline Builders (BVI))
Holding Limited	)
in the presence of:	)

IN WITNESS whereof this Agreement has been duly executed by all the Parties on the day and year first above written.

The Vendor

SIGNED by Mr. Lam Ngo Chiu	)	/s/ Lam Ngo Chiu
)
in the presence of:	)